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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             -----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2.
                              (Amendment No. 1)(1)

                                MONSANTO COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   61166W 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 13, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

--------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.





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---------------------                                          -----------------
CUSIP No. 61166W 10 1                 13G                      Page 2 of 6 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
 1. NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    PHARMACIA CORPORATION

--------------------------------------------------------------------------------
 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
    (See Instructions)                                                  (b) [ ]

    Not applicable.

--------------------------------------------------------------------------------
 3. SEC USE ONLY

--------------------------------------------------------------------------------
 4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

--------------------------------------------------------------------------------
                         5. SOLE VOTING
                            POWER                None
      NUMBER OF     ------------------------------------------------------------
        SHARES           6. SHARED VOTING
     BENEFICIALLY           POWER                None
       OWNED BY     ------------------------------------------------------------
         EACH            7. SOLE DISPOSITIVE
      REPORTING             POWER                None
     PERSON WITH    ------------------------------------------------------------
                         8. SHARED
                            DISPOSITIVE POWER    None
--------------------------------------------------------------------------------
 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    None

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES (See Instructions)                                       [ ]

    Not applicable.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (See Instructions)

    CO

--------------------------------------------------------------------------------




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---------------------                                          -----------------
CUSIP No. 61166W 10 1                 13G                      Page 3 of 6 Pages
---------------------                                          -----------------



Item 1(a). Name of Issuer:

     Monsanto Company

Item 1(b). Address of Issuer's Principal Executive Offices:

     Monsanto Company
     800 North Lindbergh Boulevard
     St. Louis, Missouri 63167

Item 2(a). Name of Person Filing:

     Pharmacia Corporation

Item 2(b). Address of Principal Business Office or, if None, Residence:

     Pharmacia Corporation
     100 Route 206 North
     Peapack, New Jersey 07977

Item 2(c). Citizenship:

     Delaware

Item 2(d). Title of Class of Securities:

     Common Stock, par value $0.01 per share

Item 2(e). CUSIP Number:

     61166W 10 1

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

(b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d) [ ] Investment company registered under Section 8 of the Investment Company Act;

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);





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---------------------                                          -----------------
CUSIP No. 61166W 10 1                 13G                      Page 4 of 6 Pages
---------------------                                          -----------------


(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        Not applicable.

Item 4. Ownership.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount beneficially owned:

            None

        (b) Percent of class:

            0%

        (c) Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:

                  None

            (ii)  Shared power to vote or to direct the vote:

                  None

            (iii) Sole power to dispose or to direct the disposition of:

                  None

            (iv)  Shared power to dispose or to direct the disposition of:

                  None

---------------------                                          -----------------
CUSIP No. 61166W 10 1                 13G                      Page 5 of 6 Pages
---------------------                                          -----------------


Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.[X]

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     Not applicable.

Item 8. Identification and Classification of Members of the Group.

     Not applicable.

Item 9. Notice of Dissolution of Group.

     Not applicable.

Item 10. Certifications.

     Not applicable.

---------------------                                          -----------------
CUSIP No. 61166W 10 1                 13G                      Page 6 of 6 Pages
---------------------                                          -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 21, 2002                 PHARMACIA CORPORATION

                                      By: /s/ Don W. Schmitz
                                         ----------------------------
                                         Name:  Don W. Schmitz
                                         Title: Vice President and Secretary